Exhibit 99.1

OXBRIDGE RE HOLDINGS LIMITED ANNOUNCES MANDATORY SEPARATION OF ORDINARY SHARES AND WARRANTS

GRAND CAYMAN, Cayman Islands, May 6, 2014 - Oxbridge Re Holdings Limited (NASDAQ:OXBRU), today announced the mandatory separation of the ordinary shares and warrants underlying its units, currently trading under the ticker symbol “OXBRU.”

The company said it expects its ordinary shares and warrants will begin separate trading on The NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” respectively, on or about May 9, 2014. According to the company, it notified NASDAQ today that the units will continue to trade on The NASDAQ Capital Market under their current ticker symbol, “OXBRU,” until immediately before underlying ordinary shares and warrants are separated and then will be delisted from The NASDAQ Capital Market.

About NASDAQ OMX Group

NASDAQ OMX (NASDAQ: NDAQ) is a leading provider of trading, exchange technology, information and public company services across six continents. Through its diverse portfolio of solutions, NASDAQ OMX enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 80 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. NASDAQ OMX is home to more than 3,200 listed companies with a market value of over $8 trillion and more than 10,000 corporate clients. To learn more, visit www.nasdaqomx.com.

About Oxbridge Re Holdings Limited

Oxbridge is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge intends to specialize in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. www.oxbridgere.com

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Jay Madhu, Chief Executive Officer

Tel 345 749-7570

jmadhu@oxbridgere.com

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